UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/27/2009

Ruth's Hospitality Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51485

Delaware	72-1060618
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

500 International Parkway
Heathrow, FL 32746
(Address of principal executive offices, including zip code)

(407) 333-7440
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On February 26, 2009, Ruth's Hospitality Group, Inc. (the "Company") entered into a First Amendment to First Amended and Restated Credit Agreement (the "Amendment") with the financial institutions from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent, and the guarantors listed on the signature pages thereto. The Amendment amends the First Amended and Restated Credit Agreement dated as of February 19, 2008 by and among the Company and the other parties thereto (the "Credit Agreement").

The Amendment reduces the revolving loan commitment under the Credit Agreement from $250 million to $175 million, with additional reductions scheduled beginning December 31, 2009 through the final maturity date of February 19, 2013. The Amendment decreases the Company's fixed charge coverage ratio and increases its maximum leverage ratio, in each case beginning with the fourth quarter of 2008 and continuing through the second quarter of 2010, after which these two covenants reset to their original levels. The Amendment also adds two new covenants. The first is a minimum EBITDA test and the second places new restrictions on capital expenditures. The Amendment also increases the interest rates applicable to borrowings based on the Company's actual leverage ratio, ranging from 2.50% to 4.25% above the applicable LIBOR rate or, at the Company's option, from 1.25% to 3.00% above the applicable base rate.

A copy of the the press release announcing the Amendment is attached as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

Exhibit 99.1 Press Release issued by Ruth's Hospitality Group, Inc., dated February 26, 2009.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ruth's Hospitality Group, Inc.

Date: February 27, 2009	By:	/s/ Brian M. Judge
Brian M. Judge
Vice President and Controller

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated February 26, 2009.